Exhibit 21.1
Subsidiaries of Charah Solutions, Inc.

Entity	State or Other Jurisdiction of Incorporation or Organization

Charah Sole Member LLC	Delaware
Allied Power Sole Member, LLC	Delaware
Charah, LLC	Kentucky
Allied Power Management, LLC	Delaware
Ash Management Services, LLC	Kentucky
Green Meadow, LLC	North Carolina
Ash Venture LLC	North Carolina
CV Ash, LLC	Texas
Allied Power Services, LLC	Delaware
Charah Plant Services, LLC	Delaware
Allied Power Resources, LLC	Delaware
Charah Management LLC	Delaware
Allied Power Holdings, LLC	Delaware
SCB International Holdings, LLC	Delaware
Mercury Capture Intellectual Property, LLC	Delaware
SCB Trading, LLC	Connecticut
Mercury Capture Beneficiation, LLC	Delaware
Nutek Micro-Grinding, LLC	Connecticut
Oreco Trading, Inc.	Panama
SCB Europe S.a.R.L.	Italy
Charah Environmental Redevelopment Group, LLC	Kentucky
Muskegan Environmental Redevelopment Group, LLC	Michigan